Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Endo Pharmaceuticals Inc.

BML Pharmaceuticals, Inc. (indirect)

EPI Company (indirect)

Endo Pharma Canada Inc. (indirect)